EXHIBIT 99.2

DT: November 13, 2015 10:00 a.m. Eastern

TO: Doug Raucy / John Hill

FR: Adam Prior / Terry Downs

RE: Script for Conference Call – Q3 2015 Conference Call

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OPERATOR

Begins by stating the title of the call “1347 Property Insurance Holdings discusses 2015 third quarter results” and then turn the call over to Terry Downs of The Equity Group.

Terry

Thank you very much, and good morning everyone.

Yesterday, the Company issued the announcement of 1347 Property Insurance Holding’s 2015 third quarter results.

On this call, management may make forward-looking statements regarding the Company, its subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed on this call may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the companies, including risks regarding the insurance industry, economic factors and the equity markets generally, and the risk factors discussed in the “Risk Factors” section of its Form 10-K for the year ended December 31, 2014.

Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and the Company and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. When discussing our business operations, we may use certain non-GAAP financial measures which are not defined under U.S. GAAP. In the event of any unintentional difference between the presentation materials and our GAAP results, investors should rely on the financial information in our public filings. For reconciliation see the press release posted on our website.

With that, I’d like to turn the call over to Doug Raucy, President and CEO of 1347 Property Insurance Holdings. Please go ahead Doug.

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DOUG

•	Thank you Terry, and welcome everyone to the call. Joining me on the call today is our Chief Financial Officer, John Hill.

•	Our third quarter was highlighted by strong organic growth in our core Louisiana market. This was driven by a strong distribution network of independent agents that understand the needs of the local customer base in Louisiana. Our gross premiums written increased 39.1% to $11.8 million from $8.5 million, and we now have over 25,100 policies in-force.

•	In today’s call, I’ll outline our plans for continued growth, both in Louisiana and Texas as well as other coastal markets we’re targeting, I will discuss the weather activity that has affected our short-term financial results, which John will explain in greater detail, and then both John and I will be happy to take any questions you may have.

•	When PIH went public, we stated that our 3-year goal was to gain a 2-3% share of the Louisiana homeowners market by utilizing our expertise in the state, along with long-standing relationships with many quality agents. We are well on our way toward reaching that goal, having grown the Company to a top writer of personal property premiums in the state.

•	Since the Company’s inception in December of 2012, we have expanded our geographic presence into 63 of the 64 parishes, within the State of Louisiana. Again, this business is generated through, and supported by a strong network of independent agency partners who we have developed strong relationships with over our many years of experience in the state. These are relationships we value greatly and senior management has cultivated. We are dedicated to serving our current and future customers, in an environment where larger national and regional carriers have reduced their exposure.

•	Our overall book of business includes a diverse selection of both personal and commercial lines policies. We currently write four personal lines products: homeowners’, wind-and-hail only, manufactured home, and dwelling fire policies. The majority of our policies are homeowners’, supported by wind-and–hail, manufactured home, and dwelling fire, all of which are written through our wholly-owned subsidiary, Maison Insurance Company. In addition to personal lines products, we began assuming commercial wind-hail-only risks in Texas through our alliance with Brotherhood Mutual. We are able to differentiate ourselves, from larger national writers, because our business model allows us to manage risks locally, while the larger writers manage their risks on a national exposure basis.

•	We believe many customers and agents will prefer our policies because we provide a high degree of service to our agents and policyholders. This combined with our experience and understanding of the underlying risk, allows us to price our products accordingly, and deliver underwriting margins that we expect to be better than average.

•	During the third quarter, we experienced a higher severity of claims related to fire activity. This, along with continued development on storms from our second quarter, negatively affected our loss ratio, combined ratio, and ultimately our bottom line for the period. John will discuss our claims in further detail later in the call.

•	It is also important to note, that weather-related events have an impact that extend beyond the numbers disclosed in the financial statements. First, from a policyholder perspective, we build trust by working quickly to assess their needs and make them whole under the terms of the policy. This allows us to close our claims in an efficient and timely manner. Second, our agents have now gone through several storm cycles with Maison, and the response we’ve received has been very favorable. We realized that every carrier will cite great relationships among its network of agents. However, we have been in this market, we have been tested, and we have proven it. While we understand the impact on earnings during the quarter, we believe that this could help our company achieve better long-term gains as these agents want to move business to a well-capitalized quality insurer that it trusts. So, we feel very strongly that our market position will only continue to improve and we can build on the 25,100 plus policies-in-force today.

•	The losses I have mentioned did not reach the threshold of our catastrophe reinsurance structure. In the event of a large-scale event, we have utilized our capital and a favorable reinsurance market to purchase more than sufficient coverage to protect our company and its shareholders as we grow. We had a very successful reinsurance placement during the second quarter for the 2015-2016 treaty-year, and we purchased more coverage, while maintaining our aggregate retention at prior year levels. This helps strengthen the measures we have in place for protection of our capital base.

•	Our organic and alliance opportunities in Texas, while still in the early stages, are an example of our expansion. Our alliance with Brotherhood Mutual represents the kind of alignment of interests our company is evaluating. Their presence throughout the state is similar in nature to what we are building in Louisiana, and we have a niche focus on wind/hail underwriting and claims expertise. We expect to see premiums accelerated throughout the fourth quarter and into 2016. Texas represents a sizable market, and we have already devoted time and resources to developing a strategy of utilizing a number of distribution channels.

•	We are continuing to explore and review opportunities in other coastal states that closely match the characteristics of Louisiana and Texas. Our first criteria is to seek locations where our senior management has tangible relationships with independent agents, and other important business partners, and second, is to expand into areas where we truly add value for agents and homeowners. Not expansion for expansion’s sake. We have a very strong balance sheet and we want to deploy it strategically.

•	Now, I would like to turn it over to John Hill, our CFO, to go through the financial results in greater detail, and then I’ll return for closing remarks.

JOHN

•	Thank you Doug. Now, I will briefly go through the financial highlights for our quarter. I encourage everyone to review our press release and Form 10-Q which was filed yesterday evening for additional information. We’ve included year-to-date information in both documents, but for the purposes of this call I’ll focus primarily on the quarter.

•	As Doug mentioned, our gross premiums written increased 39.1% to $11.8 million for the quarter ended September thirtieth, twenty fifteen, compared with $8.5 million for the quarter ended September thirtieth, twenty fourteen.

•	The increase for the period was largely due to a higher number policies-in-force from the Company’s homeowners and manufactured home products produced by the Company’s independent agent network. As of September thirtieth, twenty fifteen, approximately 72% of our 25,100 policies-in-force were obtained from our network, with the remainder obtained during take-outs from the Louisiana Citizens Property Insurance Company (“Citizens”). Our policies in-force grew an annualized 25.4% during the third quarter ended September thirtieth, twenty fifteen, from approximately 23,600 polices to 25,100 policies at September thirtieth. Our policies in-force are up approximately 38% from September thirtieth twenty fourteen.

•	Net premiums earned increased 44.6% to $6.4 million for the quarter ended September thirtieth, twenty fifteen compared with $4.4 million for the quarter ended September thirtieth, twenty fourteen.

•	Our loss ratio increased primarily due to higher severity of fire losses occurring in the third quarter and from weather related events which occurred during the second quarter of twenty fifteen. We continued to experience claim development on the wind-and-hail events which occurred during the second quarter twenty fifteen. A single cat event which occurred during the last week of April in the State of Louisiana, developed from just under $1.5 million to just under $2.0 million as of September thirtieth twenty fifteen. Other weather-related events accounted for $1.1 million in incurred losses for the quarter, or approximately one-third of the quarter’s loss ratio. Non-weather events accounted for $1.6 million in incurred losses for the quarter, most of which were the result of fire losses. Prior accident year development accounted for the remaining $0.1 million in incurred loss for the quarter. As a result, our net loss ratio for the quarter ended September thirtieth, twenty fifteen was 51.9% compared to 21.3% for the quarter ended September thirtieth, twenty fourteen.

•	Our deferred policy acquisition cost amortization as a percentage of gross premiums earned was 17.1% for the third quarter of 2015, compared to 15.9% for the third quarter of 2014. We anticipate this ratio to remain at approximately 17% in future periods.

•	Our general and administrative expenses as a percentage of gross premiums earned declined to 16.6% for the third quarter of 2015 compared to 20.5% for the prior year period. We expect our G&A expenses expressed as a percentage of gross premiums earned to continue to decline as our premiums increase.

•	Our overall net expense ratio declined from 57.4% to 51.6% for the third quarter twenty fifteen as compared to twenty fourteen. We are gaining operating efficiency and expect to continue seeing this trend improve as we achieve efficient scale.

•	For the third quarter twenty fifteen, the Company reported a net combined ratio of 103.5%, compared to 78.7% in the third quarter twenty fourteen. Excluding the impact of the claim development from the weather events occurring during the 2nd quarter twenty fifteen, our combined ratio would have been 79.8%.

•	As a result of the aforementioned, in the third quarter of twenty fifteen, the Company reported a net loss of $0.1 million, compared to net income of $0.6 million in the third quarter twenty fourteen. The Company reported a net loss of $0.02 per diluted share during the third quarter of twenty fifteen, based on 6.3 million weighted average shares outstanding, compared to net income of $0.10 per diluted share during the third quarter twenty fourteen, based on 6.4 million shares outstanding.

•	Moving to our balance sheet and capital allocation.

We initiated a buy-back program of up to five hundred thousand shares late last year and began to actively repurchase shares on the open market during the second quarter of twenty fifteen. We continue to balance the needs of having expansion capital available with buying back shares based on recent stock price activity that we feel is not indicative of the long-term value opportunity in front of PIH.

•	From June 15th to September 30th, the Company purchased approximately one hundred fifty eight thousand shares at an average price of $7.83 per share. As our Board of Directors has approved the repurchase of up to a total of 500,000 shares, we anticipate that we will continue to buy back shares periodically in the coming quarters.

•	As of September thirtieth twenty fifteen the Company held cash, cash equivalents and investments with a carrying value of $69.7 million.

•	Our investment philosophy is to keep a short-term, risk averse portfolio that gives us the ability to use capital for expansion as needed. As of September thirtieth, twenty fifteen, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments comprised 99% of the investment portfolio. We have continued to expand the size of our investment portfolio, from $17 million as of June thirtieth twenty fifteen to over $19 million as of September thirtieth twenty fifteen.

•	With that, I’ll turn things back over to Doug, to share some closing comments.

DOUG – Conclusion

•	Thanks John.

•	To conclude, while we experienced higher than anticipated losses in the third quarter, we have been very pleased with both our growth rate and expansion measures throughout the year. While we are already serving approximately 1.25% of the market in Louisiana, we have built a strong base to capitalize on our goal of achieving 2-3% of total market in Louisiana.

•	We feel that we can do this efficiently and effectively as we gain scale through growth and geographic spread. We also realize that it is fundamental to our growth to continue to deploy our capital in a manner consistent with the long-term strategy of the Company. We start with strong relationships, and stay on track with our core focus on coastal markets where we can leverage these relationships, then expand that into other markets. This has been our fundamental strategy from inception and one that we will continue to implement.

            Operator, let’s open it up for any questions.

CONCLUSION – AFTER Q&A

•	We look forward to speaking with each of you again on our 2015 fourth quarter conference call. Thanks Again.